For further information contact:
Steve Bono (COM) 630.663.2150
Ernie Mrozek (CFO) 901.766.1268
Bruce Byots (IR) 630.663.2906

FOR IMMEDIATE RELEASE

November 22, 2006

SERVICEMASTER ANNOUNCES PROMOTION OF

  ERNIE MROZEK TO VICE CHAIRMAN

DOWNERS GROVE, Ill.—November 22, 2006—The ServiceMaster Company (NYSE:SVM) announced today that Ernie Mrozek has been promoted to Vice Chairman of the company. Mr. Mrozek previously served as the company’s President and Chief Financial Officer.

“I look forward to working shoulder to shoulder with Ernie as my partner in helping the Company realize its full potential,” said J. Patrick Spainhour, Chairman and Chief Executive Officer. “Ernie’s business knowledge, operating and financial skills and 19 years of ServiceMaster experience will be invaluable in the years ahead as we work together to take full advantage of the unique opportunities available to our leading brands.”

Mr. Mrozek will continue to have overall responsibility for the company’s financial and accounting functions, strategic sourcing and investor relations. In his new role, Mr. Mrozek will also assume responsibility for the company’s Risk and Safety, Corporate Communications and Government Affairs functions. ServiceMaster also announced that it will be hiring a new Chief Financial Officer to manage the day to day responsibilities of the finance and accounting departments. The new CFO will report to Mr. Mrozek.

"I am excited to take on these responsibilities and to have the chance to work closely with Pat, our leadership team and all our associates," said Mrozek. "My new role will give me more opportunity to focus on our most important strategies and to pursue them with greater intensity.

ServiceMaster is a great company, with an even brighter future. I am honored to take this position.”

Mr. Mrozek, 53, is a 1976 graduate of the University of Illinois with a degree in Accounting and received his CPA certification in Illinois. Ernie joined ServiceMaster in 1987 as Vice President of Accounting. He then served in several senior leadership roles with the firm including Senior Vice President and Chief Financial Officer, and President and Chief Operating Officer.

His outside interests include membership in the Illinois CPA Society and the American Institute of CPAs, as well as several charitable organizations and inner city education groups. He is a member of the Board of Directors of G&K Services Inc. in Minnetonka, Minnesota, the United States Chamber of Commerce in Washington, DC, St. Rita High School in Chicago, Illinois and St. Peter Villa in Memphis, Tennessee.

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses. The Company’s brands include TruGreen ChemLawn, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.